Exhibit 99.1

[Letterhead of Maxygen, Inc.]

MAXYGEN REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Redwood City, Calif., October 26, 2004 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the third quarter ended September 30, 2004 and provided an update on the company’s business.

On July 1, 2004 Maxygen completed the sale of its agriculture subsidiary, Verdia Inc., to DuPont for $64 million in cash. The sale reflects Maxygen’s strategy to focus on its core human therapeutics business. Receipt of the sale proceeds in the third quarter resulted in net income for the quarter although continuing operations continued to show a net loss. Also during the third quarter, Maxygen’s majority-owned chemicals subsidiary Codexis entered into a multi-year collaboration with Pfizer and received a $10 million equity investment from Pfizer.

Financial results

For the third quarter of 2004, Maxygen reported non-GAAP income applicable to common stockholders of $48.0 million, or $1.36 per share(A), compared to a non-GAAP loss applicable to common stockholders of $8.4 million, or $0.24 per share(A), in the comparable period in 2003. In both cases, these results are exclusive of stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion. Including such charges, Maxygen reported income applicable to common stockholders on a GAAP basis of $47.7 million, or $1.35 per share, for the third quarter of 2004 compared to a loss applicable to common stockholders of $9.3 million, or $0.27 per share, in the third quarter of 2003.

Excluding the proceeds from the sale of Verdia, on a GAAP basis, the loss from continuing operations for the third quarter of 2004 was $13.2 million or $0.38 per share.

Revenue from continuing operations in the third quarter of 2004 was $3.9 million compared to $5.1 million for the same period in 2003. The decrease in revenue is primarily attributable to completion of the research and development funding terms of several collaborations. Expenses relating to research and development from continuing operations increased in the third quarter of 2004 to $14.4 million from $11.0 million in the same period in 2003 as Maxygen continued to intensify its focus on development of its product candidates.

At September 30, 2004, cash, cash equivalents and marketable securities totaled $241.6 million. This includes $19.5 million held by Maxygen’s majority-owned subsidiary Codexis.

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“This quarter we continued our momentum in advancing our internal products into manufacturing,” said Russell Howard, CEO of Maxygen. “We are pleased to be on track with our clinical development timelines for our novel G-CSF and improved interferon beta programs for INDs in late 2005 or 2006. We look forward to providing updates on both of these internal development programs and our two partnered programs in the coming months.”

Next Generation G-CSF Advancing into Manufacturing

On September 9, 2004 Maxygen and Rentschler Biotechnologie GmbH announced the signing of an agreement for the scale-up and manufacture of Phase I and Phase II clinical supplies of Maxygen’s next-generation granulocyte cell stimulating factor (G-CSF) molecule.

Maxygen has developed a next-generation G-CSF that preclinical studies suggest reduces the duration of neutropenia in comparison to currently marketed products while maintaining convenient dosing. Preclinical data obtained in established neutropenia models in non-human primate, rat, and mouse suggest that Maxygen’s product candidate reduces the duration of neutropenia by clinically relevant shorter periods (approximately 25 percent shorter duration of neutropenia) when compared to currently marketed products for the treatment of neutropenia.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. Maxygen has strategic collaborations with leading companies including Roche and Aventis.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: the status of our clinical development timeline; the timing of any INDs we might file; the ability of our next-generation G-CSF product to reduce the duration of neutropenia and the dosing schedule of any G-CSF product. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; competitors producing superior and/or more cost effective products; our reliance on third-party manufacturers; and the risk that results of preclinical studies may not accurately predict the results in human clinical trials. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2003, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.

Contact:
Jeannine Medeiros
Investor & Public Relations
Maxygen, Inc.
p.	650-298-5853
f.	650-298-5877

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$3,451	$4,633	$11,087	$15,846
Grant revenue	474	419	1,267	1,578

Total revenues	3,925	5,052	12,354	17,424

Expenses:
Research and development	14,428	10,974	37,041	32,442
General and administrative	3,670	2,412	9,950	8,156
Stock compensation expense	65	404	347	1,865
Amortization of intangible assets	—	126	—	698

Total operating expenses	18,163	13,916	47,338	43,161

Loss from operations	(14,238)	(8,864)	(34,984)	(25,737)

Interest income, net	1,015	1,029	2,286	3,789

Equity in losses of minority investee	—	(231)	(1,000)	(231)

Loss from continuing operations	(13,223)	(8,066)	(33,698)	(22,179)

Net income (loss) from discontinued operations	61,197	(871)	58,428	(699)

Net income (loss)	$47,974	$(8,937)	$24,730	$(22,878)

Net income (loss)	$47,974	$(8,937)	$24,730	$(22,878)

Subsidiary preferred stock accretion	(250)	(319)	(750)	(957)

Income (loss) applicable to common stockholders	$47,724	$(9,256)	$23,980	$(23,835)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.38)	$(0.23)	$(0.96)	$(0.65)
Discontinued operations	$1.74	$(0.03)	$1.67	$(0.02)
Applicable to common stockholders	$1.35	$(0.27)	$0.68	$(0.69)

Shares used in computing basic and diluted earnings (loss) per common share	35,236	34,667	35,082	34,338

Non-GAAP income (loss) applicable to common stockholders excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion (A)	$48,039	$(8,407)	$25,077	$(20,315)

Non-GAAP basic and diluted earnings (loss) applicable per common share excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion (A)	$1.36	$(0.24)	$0.71	$(0.59)

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)	(See note 1)
Cash, cash equivalents and marketable securities	$241,558	$191,868
Other current assets	9,201	9,838
Assets of discontinued operations	—	7,316
Property and equipment, net	8,908	11,509
Goodwill and other intangibles, net	12,192	12,192
Other assets	2,501	1,346

Total assets	$274,360	$234,069

Current liabilities	$14,119	$10,773
Liabilities of discontinued operations	—	3,126
Non-current deferred revenue	1,500	695
Long-term obligations	1,522	41
Minority Interest	31,932	21,210
Stockholders’ equity	225,287	198,224

Total liabilities and stockholders’ equity	$274,360	$234,069

Note 1: Derived from consolidated audited financial statements as of December 31, 2003.

Footnotes

(A) Reconciliation of GAAP and non-GAAP income (loss) applicable to common stockholders and earnings (loss) applicable per common share (in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Income (loss) applicable to common stockholders	$47,724	$(9,256)	$23,980	$(23,835)
Stock compensation expense	65	404	347	1,865
Amortization of intangible assets	—	126	—	698
Subsidiary preferred stock accretion	250	319	750	957

Non-GAAP income (loss) applicable to common stockholders	$48,039	$(8,407)	$25,077	$(20,315)

Shares used in computing basic and diluted earnings (loss) applicable per common share	35,236	34,667	35,082	34,338

Non-GAAP basic and diluted earnings (loss) applicable per common share	$1.36	$(0.24)	$0.71	$(0.59)